Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 16, 2021 (except for the third paragraph of Note 2, as to which the date is July 28, 2021), in Amendment No. 4 to the Registration Statement (Form F-1 No. 333-257603) and the related Prospectus of Riskified Ltd. dated July 28, 2021.
/s/ Kost Forer Gabbay & Kasierer
A Member of Ernst & Young Global
Tel Aviv, Israel
July 28, 2021